THE MERGER FUND
AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, dated as of the  26th day of February, 2008, to the Fund Accounting Servicing Agreement, dated as of January 11, 2006, as amended  (the "Agreement"), is entered into by and between THE MERGER FUND, a Massachusetts trust, and U.S. BANCORP FUND SERVICES, LLC.

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the fees of said Agreement; and

WHEREAS, Section 15 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE MERGER FUND	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Roy Behren	By: /s/ Michael R. McVoy

Name: Roy Behren	Name: Michael R. McVoy

Title: Chief Compliance Officer	Title: Executive Vice President